Exhibit 99.1

FOR IMMEDIATE RELEASE

January 10, 2022

Rivian closed 2021 with over 1,000 vehicles produced

Irvine, CA- Rivian Automotive, Inc. produced 1,015 vehicles by the end of 2021. 920 vehicles were delivered by that date.

About Rivian

Rivian exists to create products and services that help our planet transition to carbon neutral energy and transportation. Rivian designs, develops, and manufactures category-defining electric vehicles and accessories and sells them directly to customers in the consumer and commercial markets. Rivian complements its vehicles with a full suite of proprietary, value-added services that address the entire lifecycle of the vehicle and deepen its customer relationships. Learn more about the company, products, and careers at rivian.com.

Contact:

Investors: Derek Mulvey, ir@rivian.com

Media: Amy Mast, media@rivian.com